    SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into by and between Anthony E. Maslowski (“Executive”) and Broadcom Limited, a public company incorporated under the Singapore Companies Act (together with its subsidiaries and affiliates, the “Company”), effective as of the eighth day following Executive’s signature hereto, with reference to the following facts:

A.    Executive’s employment with Avago Technologies U.S., Inc., a Delaware corporation (“Employer”) will end effective upon the Termination Date (as defined below).

B.    Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to the Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.Termination Date. Executive acknowledges and agrees that his status as an employee of Employer shall end effective as of October 14, 2016 (the “Termination Date”).
2.    Accrued Obligations.
(a)    Non-Qualified Deferred Compensation Plan. Executive’s vested balance under the Company’s Non-Qualified Deferred Compensation Plan shall be distributed to Executive in June 2017 at the same time other participant vested balances are distributed in connection with the termination of such plan.
(b)    Other Vested Benefits. Any other vested benefits accrued by Executive prior to the Termination Date under employee benefit plans of the Company shall be paid or provided to Executive in accordance with, and as such obligations become due under, the terms of the applicable plan.
(c)    No Release Required. The payments and benefits described in this Section 2 will be paid or provided to Executive irrespective of whether Executive executes or revokes this Agreement.
3.    Separation Payments and Benefits. The Company hereby agrees, subject to this Agreement becoming effective and irrevocable within thirty (30) days after being provided to Executive, and subject to Executive’s performance of his continuing obligations pursuant to this Agreement and the Proprietary Information and Inventions Agreement previously entered into between Executive and the Company (the “Proprietary Information Agreement”), to provide Executive the severance benefits set forth below. Specifically, the Company and Executive agree as follows:
(a)    Salary and Bonus Severance. Executive shall be entitled to receive an amount equal to the sum of (i) $325,553, which represents nine (9) months of Executive’s base salary at the rate in effect immediately prior to the Termination Date, and (ii) $156,397.50, which represents fifty percent (50%) of Executive’s target cash bonus for the prior fiscal year, payable in substantially equal installments in accordance with the Company’s standard payroll practice, less applicable withholdings and deductions, from the period commencing on the Termination Date and ending on the nine (9) month anniversary of the Termination Date, with the first installment to include any amount that would have been paid had this Agreement been effective and

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irrevocable on the Termination Date. Notwithstanding the foregoing, the installments provided for in the preceding sentence shall be suspended during the period of time commencing on March 15, 2017 and ending on the six month and one day anniversary of the Termination Date, with the first installment to be received thereafter to be inclusive of any installments not made during such suspension.
(b)    Healthcare Continuation Coverage. If Executive timely elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents through the earlier of (i) the six (6)-month anniversary of the Termination Date or (ii) the date on which Executive and/or Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s) (such shorter period, the “COBRA Period”); provided, however, that (x) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the COBRA Period to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or (y) the Company is otherwise unable to continue to cover Executive under its group health plans without incurring penalties (including, without limitation, pursuant to the Patient Protection and Affordable Care Act or Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining COBRA premium under such plans shall thereafter be paid to Executive in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof). Following the expiration of the COBRA Period, Executive may be eligible to elect to continue healthcare coverage for up to thirty (30) additional months at Executive’s expense in accordance with the provisions of COBRA and applicable state law. Executive acknowledges that he shall be solely responsible for all matters relating to Executive’s continuation of coverage pursuant to COBRA, including, without limitation, Executive’s election of such coverage and his timely payment of premiums.
(c)    Equity Awards. As of the date of this Agreement, Executive holds the equity-based awards set forth on Exhibit A attached hereto (the “Outstanding Equity Awards”). In accordance with the terms of the Company’s Policy on Acceleration of Executive Staff Equity Awards in the Event of Death or Permanent Disability, the Outstanding Equity Awards identified as Time-Vesting on Exhibit A shall automatically become vested and, if applicable, exercisable as of the Termination Date. Each Outstanding Equity Award identified as Performance-Vesting on Exhibit A shall automatically terminate as of the Termination Date.
(d)    Taxes. Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments.
(e)    Sole Separation Benefit. Executive agrees that the payments provided by this Section 3 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement. Executive acknowledges and agrees that the payments referenced in this Section 3 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

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4.    Full Payment. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof. Executive further acknowledges that, other than the Proprietary Information Agreement, this Agreement shall supersede each agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, that certain Severance Benefit Agreement between Executive and the Company dated as of January 24, 2014 (the “Separation Benefit Agreement”), and any other offer letter, employment agreement, bonus plan or arrangement, severance and/or change in control agreement, and each such agreement shall be deemed terminated and of no further effect as of the Termination Date.
5.    Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 5, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.
(a)    On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, Claims arising under federal, state or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C.  § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the Sarbanes-Oxley Act of 2002; the California Labor Code; the employment and civil rights laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorneys’ fees.
(b)    Notwithstanding the generality of the foregoing, Executive does not release the following claims:
(i)    Claims for unemployment compensation or any disability insurance benefits pursuant to the terms of the Company’s plans or applicable state law;

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(ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)    Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;
(iv)    Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan, including, the Company’s Non-Qualified Deferred Compensation Plan;
(v)    Claims for indemnification under Executive’s Indemnity Agreement with the Company, the Company’s Bylaws, California Labor Code Section 2802 or any other applicable law; and
(vi)    Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.
(c)    In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:
(i)    Executive has the right to consult with an attorney before signing this Agreement;
(ii)    Executive has been given at least twenty-one (21) days to consider this Agreement;
Executive has seven (7) days after signing this Agreement to revoke it, and Executive will not receive the severance payments and benefits provided by Section 3 of this Agreement unless and until such seven (7) day period has expired. If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. Pacific Time on the seventh (7th) day following Executive’s execution of this Agreement to the Debbie Streeter, Vice President of Human Resources. 1320 Ridder Park Drive AD101, San Jose, CA 95131.
(d)    EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

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6.    Non-Disparagement, Whistleblower Protection and Transfer of Company Property. Executive agrees that:
(a)    Non-Disparagement. Executive agrees that he shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately. The Company agrees that it shall not, and it shall instruct its officers and members of its Board of Directors to not, disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 6(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.
(b)    Whistleblower Protection. For the avoidance of doubt, nothing in this Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that Executive may not disclose information of the Company that is protected by the attorney-client privilege, except as otherwise required by law. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that he has made such reports or disclosures.
(c)    Transfer of Company Property. On or before the Termination Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control at the time he signed this Agreement.
7.    Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Santa Clara County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.
8.    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.

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9.    Miscellaneous. This Agreement, together with the Proprietary Information Agreement and the Indemnity Agreement, comprises the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof, including, without limitation, the Separation Benefit Agreement. Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
10.    Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.
11.    Maintaining Confidential Information. Executive reaffirms his obligations under the Proprietary Information Agreement. Executive acknowledges and agrees that the payments and other benefits provided in Section 3 above shall be subject to Executive’s continued compliance with Executive’s obligations under the Proprietary Information Agreement.
12.    Executive’s Cooperation.  After the Termination Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment. Executive shall be reimbursed any expenses incurred by Executive in providing such cooperation in accordance with the Company’s expense reimbursement policies.
13.    Section 409A. It is the intent of the parties that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered consistent with such intent. With respect to expenses eligible for reimbursement under the terms of this Agreement: (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year; and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. In addition, Executive’s right to reimbursement (or in-kind benefits) cannot be liquidated or exchanged for any other benefit or payment. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment for purposes of this Agreement and no payments shall be due to Executive under this Agreement that are payable upon Executive’s termination of employment until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement shall be construed as a separate identified

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payment for purposes of Section 409A of the Code and any payments described herein that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein to the contrary, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall, to the extent necessary to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, be delayed until the earlier to occur of (A) the first day of the seventh month following Executive’s separation from service or (B) the date of Executive’s death (such earlier date, the “Delay Date”). Any amount delayed pursuant to the preceding sentence shall be paid in a lump-sum, without interest, on or promptly following the Delay Date, and any payments thereafter remaining due shall be paid pursuant to the schedule otherwise required by this Agreement.

(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: October 14, 2016
/s/ Anthony E. Maslowski
Anthony E. Maslowski

BROADCOM LIMITED
DATED: October 14, 2016

By:     /s/ Hock E. Tan
Name: Hock E. Tan
Title: President and Chief Executive Officer

EXHIBIT A

Outstanding Equity Awards

Grant Date	Type	Exercise Price	Shares Granted	Shares Vested	Shares Unvested	Time- or Performance-Based Vesting	Shares Accelerated
3/12/2013	RSU	$0.00	20,000	15,000	5,000	Time	5,000
3/12/2013	Option	$35.45	60,000	45,000	15,000	Time	15,000
9/11/2013	RSU	$0.00	30,000	22,500	7,500	Time	7,500
9/11/2013	Option	$39.25	90,000	67,500	22,500	Time	22,500
3/11/2014	RSU	$0.00	16,667	8,334	8,333	Time	8,333
3/11/2014	Option	$62.02	50,000	25,000	25,000	Time	25,000
12/9/2014	RSU	$0.00	3,000	750	2,250	Time	2,250
3/15/2015	RSU	$0.00	15,000	3,750	11,250	Time	11,250
3/15/2015	RSU	$0.00	15,000	3,750	11,250	Time	11,250
12/15/2015	RSU	$0.00	3,000	0	3,000	Time	3,000
3/15/2016	PRSU	$0.00	13,000	0	13,000	Performance	0
3/15/2016	RSU	$0.00	13,000	0	13,000	Time	13,000

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